EXHIBIT 99.1

Press Release, Dated November 28, 2001

SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 28, 2001--QuickLogic Corporation (Nasdaq:QUIK - news) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board’s ability to protect stockholders against, among other things, unsolicited attempts to acquire control of QuickLogic that do not offer an adequate price to all stockholders or are otherwise not in the best interests of QuickLogic and its stockholders.

QuickLogic said that the Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort.

Under the Plan, each common stockholder at the close of business on December 12, 2001 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from QuickLogic Corporation one ten-thousandth of a share of a new series of junior participating Preferred Stock at an initial purchase price of $32.50. The rights will become exercisable and will detach from the Common Stock within a specified period of time after any person has become the beneficial owner of 15% or more of QuickLogic Corporation’s Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

If any person becomes the beneficial owner of 15% or more of QuickLogic’s Common Stock, each right will entitle the holder, other than the acquiring person, to buy, for the purchase price, QuickLogic Common Stock having a value of twice the purchase price.

If, following an acquisition of 15% or more of QuickLogic ‘s Common Stock, QuickLogic is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company’s Common Stock, QuickLogic may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

QuickLogic may redeem the rights at a price of $0.001 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on November 27, 2011, unless earlier exchanged or redeemed.

About QuickLogic

QuickLogic Corporation (Nasdaq:QUIK - news) introduced the Embedded Standard Product (ESP) architecture in 1998, creating a new class of semiconductors that combines the guaranteed performance and lower cost of standard products with the flexibility and time-to-market benefits of programmable logic. Since then, QuickLogic has developed more than 100 ESP solutions for OEMs in such markets as telecommunications and data communications; video/audio, graphics and imaging; instrumentation and test; high-performance computing; and military systems. For more information on the company and its products, please call QuickLogic at 408/990-4000 or visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties including statements regarding availability and benefits of QuickLogic Corporation. Actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the semiconductor industry, development risks and the impact of competitive products. These and other risk factors are detailed in QuickLogic’s periodic reports and registration statements filed with the SEC.

Note to Editors: The QuickLogic name and logo are registered trademarks and QuickDSP, QuickRAM, QuickFC, QuickPCI and QuickSD are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Contact:

QuickLogic Corporation Arthur O. Whipple, 408/990-4046 awhipple@quicklogic.com